Exhibit 12

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) treated as confidential.

ASSIGNMENT

FOR VALUE RECEIVED, a Warrant to acquire 2,374,208 shares of Ondas Holdings Inc. common stock at an exercise price of $0.89 per share, and all rights evidenced thereby, are hereby assigned to:

Stage 1 Growth Fund, LLC Series Wave

(Name)

[***]

(Mailing Address)

[***]

(E-mail Address)

Dated: May 31, 2024

Holder’s Name:	David Baum (Stage 1 Growth Fund, LLC (Series WAVE, Class A))

Holder’s Signature:	/s/ David Baum

Holder’s Address:	[***]

Original Grant Date
of Warrant:	August 11, 2023

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.